Exhibit 10.1

CONFIDENTIAL

May 24, 2018

Christopher Richard von Jako, Ph.D.
Lynnfield, MA 01940

Re: Employment Agreement with Dynatronics Corporation

Dear Chris,

This letter (this “Agreement”) sets forth the terms of your employment as Chief Executive Officer of Dynatronics Corporation, a Utah corporation (the “Company”). Your employment under this Agreement is conditioned on your satisfactory completion of certain requirements, as more fully explained below.

Agreement:

Subject to the following terms and conditions, it is agreed as follows:

Duties
In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are commensurate with this position as the Company’s principal executive officer, as well as such other duties as may be assigned to you from time to time. You will report directly to the Chairman of the Board of Directors of the Company (the “Board”). You will also serve as a member of the Board, for no additional compensation. You will have direct supervisory responsibility for and receive reports from the heads of the Company’s operating divisions and executive officers. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you, from devoting reasonable periods of time to charitable and community activities, and managing personal investment assets, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest in the judgment of the Board. The policy of the Company is that all outside board of director service, including charitable and community activities, be pre-approved by the Board. As we have discussed, the Board’s approval of this Agreement will include its consent for your service on the boards of directors of the corporations indicated in the attached Schedule I, “Approved Directorships”.

Location
The Company’s principal executive offices are currently located in Cottonwood Heights, Utah and Eagan, Minnesota. Your duties will require you to be onsite regularly at our principal offices and divisional facilities a minimum of two weeks each month, which will require you to travel as needed to properly fulfill your employment duties and responsibilities. While you may otherwise work from home so long as the Board determines that this arrangement continues to meet the needs of the Company, you understand that your direct reports and any administrative staff reporting to you will work out of one of our existing locations. The Company will not provide for an office or administrative staff except at one of its existing locations.

Start Date
Subject to satisfaction of all of the conditions described in this Agreement, your employment by the Company will commence on a mutually acceptable start date to be determined, but projected to be not later than June 27, 2018 (“Start Date”).

Base Salary
In consideration of your services, you will be paid an annual base salary of $275,000 per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus
During your employment, you will be eligible to receive an annual bonus, payable at such times and in such amounts, as determined by the Compensation Committee of the Board (“Compensation Committee”), with a maximum payout opportunity of 30% of base salary. Actual payments will be determined based on a combination of Company results and individual performance against the applicable quantitative and qualitative performance goals established by the Compensation Committee. Any annual bonus with respect to a particular fiscal year will be paid within three (3) months following the end of the year. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular fiscal year. Your first annual bonus will be payable after the completion of the 2019 fiscal year (which ends on June 30th).

Equity Grants
For each full fiscal year of employment, you will be eligible to receive an annual equity award, which may be in the form of restricted stock units, stock options or a combination of such awards of between $150,000 and $200,000, as determined by the Compensation Committee. At the next regularly scheduled meeting of the Compensation Committee following your Start Date, the Company will recommend to the Compensation Committee that it grant you, the initial such annual equity award in the form of a restricted stock award of 50,000 shares and a stock option for the purchase of 50,000 shares of common stock; the estimated aggregate grant date fair value of this award is approximately $200,000. The actual number of shares of restricted stock and stock options included in any future equity awards hereunder will be determined by the Compensation Committee. The value of restricted stock awards will be based on the market price of the Company’s common stock on the date of grant. The value of stock options will be based on a grant date fair value generally estimated using a Black-Scholes or similar model. Equity awards will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Award Plan or a successor plan adopted by the Company (“Plan”) and an applicable award agreement (“Award Agreement”). The initial equity award above will vest in four equal amounts annually commencing 25% with the first anniversary of the Start Date and 25% each year thereafter until fully vested, subject to the conditions and terms of the Plan and the Award Agreement.

Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, as outlined in the enclosed “Dynatronics Benefits Guide 2018” which is attached as Exhibit A and incorporated herein by reference, subject to the terms and conditions of such plans and programs. You will also be entitled to the fringe benefits and perquisites that may be made available from time to time to other top executives of the Company at the discretion of the Compensation Committee, in accordance with and subject to the eligibility and provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding	All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Expenses
You will be entitled to reimbursement for reasonable and necessary out-of-pocket business and travel expenses (including economy airfare, and reasonable hotel accommodations while travelling away from your home) incurred by you in connection with the performance of your duties in accordance with the Company's expense reimbursement policies and procedures.

At-will Employment
Your employment will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Indemnification
You will be covered under the Company’s Directors and Officers Liability policy. In addition, Utah corporation law and the Company’s articles of incorporation and bylaws, each as amended, provide certain indemnification rights and limitation of liability for officers and directors of the Company performing their duties in good faith. In addition, the Company has entered into indemnification agreements with its Board and certain of its executive officers.

Securities and Exchange Commission Regulations
As an executive officer of a public company, you will be subject to rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Exchange (“NASDAQ”), including requirements that you report your beneficial ownership of and trading activity involving the Company’s equity securities and file reports with the SEC. We will provide training on these requirements and assist you in complying with all regulations. These regulations limit when you may trade our securities. In addition, we are required to include information regarding you and your education and professional background to the SEC and NASDAQ. You will be required to comply with these regulations. A copy of the Company’s Insider Trading Policy is attached hereto as Exhibit B. This Agreement, and your employment hereunder, are conditioned, among other things, upon your representation and warranty that you are not under any disciplinary bar or restriction from the SEC, NASDAQ or any other regulatory agency from serving as an executive officer of a public company.

Representations; Prior Restrictions and Covenants
Upon execution of this Agreement you represent that you have read and understood, and that you accept all of the terms of employment as provided in this Agreement, that you have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement. Furthermore, by executing this Agreement, you represent that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You and the Company agree that we have no interest in any information you may have that is deemed proprietary or confidential under any restrictive covenants with any prior employer or other third party. You represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer without written authorization from your current or former employer, nor will you use or disclose to the Company, directly or indirectly, any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

Confidentiality and Non-Competition Agreement
As a condition of employment, you will be required to sign an agreement that will: (i) restrict your ability to be employed by a competitor of the Company during and for one year following termination of your employment, and (ii) prohibit your solicitation of the Company’s customers and employees during your employment and for a period of two years following termination of your employment. The form of such agreement, an “Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment” (“Confidentiality Agreement”) is attached hereto as Exhibit C and by this reference incorporated in and made a part hereof.

Termination without Cause
Notwithstanding that your employment with the Company is “at will”, if we terminate your employment during the first twelve (12) months for any reason other than for Cause, 50% of the initial equity grant made to you will vest immediately upon your termination, subject to your execution, and non-revocation, of a release of claims in a form provided by the Company. “Cause” shall mean: (i) failure to perform (other than any such failure resulting from incapacity due to physical or mental illness) to the reasonable satisfaction of the Company your duties and responsibilities assigned by the Board which failure continues, in the reasonable judgment of the Board, after written notice of such failure has been given to you; (ii) failure to comply with any valid and legal directive of the Board; (iii) engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates; (iv) embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) breach of the Confidentiality Agreement to be entered into by you; (vii) material breach of any material obligation under this or any other written agreement between you and the Company; or (viii) any material failure to comply with the Company’s policies or rules, as they may be in effect from time to time during the term of your employment through your willful misconduct or negligence.

Change in Control
Upon a Change in Control following the Start Date, the provisions of the Change in Control Addendum (“Change in Control Addendum”, attached as Exhibit D and by this reference incorporated herein) shall apply.

Section 409A and Section 280G
Payments in event of termination, including in the event of a Change in Control, shall be subject to applicable tax law and regulations, including, without limitation, Section 409A and Section 280G of the Internal Revenue Code, as amended, as provided in the release agreement to be executed at the time of termination.

Clawback
Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Governing Law, Severability, Modification, Execution
This Agreement shall be governed by the laws of the State of Utah, without regard to conflict of law principles. In the event any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the full extent permitted by law. No supplement, modification or amendment shall be binding unless executed in writing by both you and the Company. No waiver of any provision shall be binding unless in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

Your employment under this Agreement is contingent upon the following conditions precedent, each of which must be completed to the satisfaction of the Company if not expressly waived in advance by the Company in writing:

1.
Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

2.
Completion of all standard pre-employment testing including drug screening and satisfactory completion of a background investigation, for which the required notice and consent forms are attached to this letter.

3.
Your execution of the Company’s (A) Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment, (B) Insider Trading Policy Acknowledgement, (C) Officer/Director Questionnaire, (D) Change in Control Policy, and (E) Indemnification Agreement.

4.
Final approval of the Board of all terms and conditions of your employment hereunder.

5.
Your execution of this Agreement before the close of business on May 24, 2018.

Please sign below and return a copy of this Agreement to me.

DYNATRONICS CORPORATION

/s/ Erin S. Enright

Erin S. Enright,
Chairman of the Board of Directors

Accepted and Agreed

Christopher Richard von Jako, Ph.D.

Signed: /s/ Christopher Richard von Jako
Date: May 24, 2018

Exhibits to Employment Agreement

Exhibit A – Dynatronics Benefits Guide 2018

Exhibit B – Dynatronics Insider Trading Policy

Exhibit C – Form of Agreement Regarding Confidential Information, Ownership of Inventions, Non-Competition, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment

Exhibit D – Form of Change in Control Addendum

Schedule I to Employment Agreement

Approved Directorships

nView medical, inc., a Delaware corporation

NinePoint Medical, Inc., a Delaware corporation